Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-239430 on Form F-3 and Registration Statement Nos. 333-234062 and 333-213686 on Form S-8 of our report dated March 22, 2021, relating to the financial statements of DHT Holdings, Inc. appearing in this Annual Report on Form 20-F for the year ended December 31, 2022.

/s/ Deloitte AS

Oslo, Norway

March 23, 2023